Exhibit 99.1

2400 Xenium Lane North, Plymouth, MN 55441 ▪ (763) 551-5000 ▪ www.christopherandbanks.com

FOR:	Christopher & Banks Corporation

COMPANY CONTACT:	Peter Michielutti
Senior Vice President,
Chief Financial Officer
(763) 551-5000

INVESTOR RELATIONS CONTACT:	Jean Fontana
ICR, Inc.
(646) 277-1214

CHRISTOPHER & BANKS CORPORATION REPORTS RESULTS FOR THE
THIRTEEN WEEK PERIOD ENDED MAY 4, 2013

Minneapolis, MN, June 7, 2013 - Christopher & Banks Corporation (NYSE: CBK), a specialty women's apparel retailer, today reported results for the thirteen week period ended May 4, 2013.

Results for the Thirteen Week Period Ended May 4, 2013*

•	Same-store sales increased 23.4%, as compared to the thirteen weeks ended May 5, 2012.

•
Net sales totaled $108.5 million, as compared to $93.6 million for the thirteen weeks ended April 28, 2012. During the quarter, the Company operated an average of 10.5% fewer stores than during the comparable period last year.

•
Operating income totaled $0.8 million, which included a $0.1 million non-cash store asset impairment charge. Operating loss was $13.4 million for the thirteen weeks ended April 28, 2012, which included a $0.8 million credit related to non-cash store asset impairment and restructuring charges.

•
Net income totaled $0.6 million, or $0.02 per diluted share, which included a $0.1 million non-cash asset impairment charge. Net loss for the thirteen weeks ended April 28, 2012 totaled $13.4 million, or $0.38 per share, which included a $0.8 million, or $0.02 per share, credit related to the above-mentioned non-cash asset impairment and restructuring charges.

LuAnn Via, President and Chief Executive Officer, commented, “We are pleased with our strong start to fiscal 2013 as we continue to win customers over with a merchandise assortment that appeals to her tastes as well as her sense of value. In addition, our marketing programs have garnered a highly favorable response and created excitement in our stores. As we continue to gain traction with our strategic initiatives, we believe we are well-positioned to drive sustainable long term growth and profitability.”

Balance Sheet Highlights and Capital Expenditures
Cash, cash-equivalents and investments totaled $40.5 million as of May 4, 2013. Inventory per store, excluding in-transit and e-Commerce inventory, increased approximately 6.9% on a per-store basis as of May 4, 2013, as compared to April 28, 2012. For the thirteen week period ended May 4, 2013, the Company had no outstanding borrowings under its revolving credit facility and capital expenditures totaled approximately $1.0 million.

_______________

*
In this release, except where otherwise noted, financial results for the thirteen weeks ended May 4, 2013 (the first fiscal quarter of fiscal 2013) are compared to the thirteen weeks ended April 28, 2012 (the first fiscal quarter of fiscal 2012).

Outlook for the 2013 Second Quarter and Fiscal Year
For the second quarter of fiscal 2013, the Company expects:

•
same-store sales to increase in the 8% to 10% range for the thirteen weeks ended August 3, 2013, as compared to the thirteen weeks ended August 4, 2012, during which the Company had an 8.9% same-store sales increase;

•	average store count to be down 9%, as compared to last year's second fiscal quarter;

•
approximately 450 to 550 bps of gross margin improvement, as compared to the comparable prior year period, with approximately three-quarters the result of improved merchandise margins and one-quarter due to positive leverage on occupancy expense, based on store closings and rent restructurings;

•
SG&A dollars to grow, albeit at a slower pace than the anticipated net sales growth, due to increased investments in marketing and store systems, together with the accruals for retention agreements entered into July 2012 and performance-based incentive compensation;

•	SG&A as a percent of sales to be between 30.5% and 31.0%, as compared to 29.6% in last year's second quarter; and

•	inventory levels to be in-line with the Company's anticipated increase in same-store sales.
For the 2013 fiscal year, the Company expects:

•	slight positive leverage on SG&A as a percent of sales for the full fiscal year;

•	capital expenditures to be approximately $10 million to $10.5 million;

•	to open five outlet stores, two new MPW (missy, petite and women) stores and to convert twelve existing stores to six MPW stores;

•	to recognize a nominal amount of tax expense, as the Company's tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2013;

•	average store count to be down 8%, as compared to the comparable prior year period; and

•	depreciation and amortization to be between $14.0 and $14.5 million.

Conference Call Information
The Company will discuss its first quarter results in a conference call scheduled for today, June 7, 2013, at 8:30 a.m. Eastern time. The conference call will be simultaneously broadcast live over the Internet at http://www.christopherandbanks.com. An online archive of the broadcast will be available within one hour of the completion of the call and will be accessible at http://www.christopherandbanks.com until June 14, 2013. In addition, an audio replay of the call will be available shortly after its conclusion and will be archived until July 5, 2013. This call may be accessed by dialing (877) 870-5176 and using the passcode 9512973.

About Christopher & Banks
Christopher & Banks Corporation is a Minneapolis-based specialty retailer of women's clothing. As of June 7, 2013, the Company operates 602 stores in 44 states consisting of 377 Christopher & Banks stores, 155 stores in its women's plus size clothing division CJ Banks, 44 MPW stores and 26 outlet stores. The Company also operates the www.ChristopherandBanks.com and www.CJBanks.com e-commerce websites.

Keywords: Christopher & Banks, CJ Banks, Women's Clothing, Plus Size Clothing, Petites, Extended Sizes, Outfits.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions and include statements that the Company expects: (i) same-store sales to increase in the 8% to 10% range for the thirteen weeks ended August 3, 2013, as compared to the thirteen weeks ended August 4, 2012, during which the Company had an 8.9% same-store sales increase; (ii) average store count to be down 9% for the second quarter, as compared to last year's second fiscal quarter; (iii) approximately 450 to 550 bps of gross margin improvement in the second quarter, as compared to the prior year period, with approximately three-quarters to the result of improvement in merchandise margins and one-quarter due to positive leverage on occupancy expense, based on store closings and rent restructurings; (iv) SG&A dollars to grow, albeit at a slower pace than the anticipated net sales growth, in the second quarter due to increased investments in marketing and store systems, together with the accruals for the retention agreements entered into July 2012 and performance-based incentive compensation; (v) SG&A as a percent of sales to be between 30.5% and 31.0% for the second quarter, as compared to 29.6% in last year's second quarter; (vi) inventory levels in the second quarter to be in-line with the Company's anticipated net sales growth; (vii) slight positive leverage on SG&A as a percent of sales for the full fiscal year; (viii) capital expenditures to be approximately $10 to $10.5 million for the fiscal year; (ix) to open five outlet stores, two new MPW stores and to convert twelve existing stores to six MPW stores during the fiscal year; (x) to recognize a nominal amount of tax expense in the fiscal year, as the Company's tax provisions will continue to be affected by the valuation allowance on its deferred tax assets in fiscal 2013; (xi) average store count to be down 8% for the fiscal year, as compared to the comparable prior year period; and (xii) depreciation and amortization for the year to be between $14.0 and $14.5 million. These statements are based on management's current expectations and are subject to a number of uncertainties and risks, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to: (i) the inherent difficulty in forecasting consumer buying and retail traffic patterns which may be affected by factors beyond our control, such as a weakness in overall consumer demand; adverse weather, economic or political conditions; and shifts in consumer tastes or spending habits that result in reduced sales or gross margins; (ii) lack of acceptance of the Company's fashions, including its seasonal fashions; (iii) the ability of the Company's infrastructure and systems to adequately support our operations; (iv) the effectiveness of the Company's brand awareness, marketing programs and efforts to enhance the in-store experience; (v) the possibility that, because of poor customer response to our merchandise, management may determine it is necessary to sell merchandise at lower than expected margins or at a loss; (vi) the failure to successfully implement the Company's strategic and tactical plans; (vii) general economic conditions could lead to a reduction in store traffic and in consumer spending on women's apparel; (viii) fluctuations in the levels of the Company's sales, expenses or earnings; and (ix) risks associated with the performance and operations of the Company's Internet operations.

Readers are cautioned not to place undue reliance on these forward-looking statements which are based on current expectations and speak only as of the date of this release. The Company does not assume any obligation to update or revise any forward-looking statement at any time for any reason.

Certain other factors that may cause actual results to differ from such forward-looking statements are included in the Company's periodic reports filed with the Securities and Exchange Commission and available on the Company's website under “Investor Relations” and you are urged to carefully consider all such factors.

# # #

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENT OF OPERATIONS
FOR THE THIRTEEN WEEKS ENDED
MAY 4, 2013 AND APRIL 28, 2012
(in thousands, except per share data)

	Thirteen Weeks Ended
	May 4,	April 28,
	2013	2012

Net sales	$108,519	$93,622

Costs and expenses:
Merchandise, buying and occupancy	71,436	71,969
Selling, general and administrative	32,716	30,825
Depreciation and amortization	3,445	5,031
Impairment and restructuring	140	(797)
Total costs and expenses	107,737	107,028

Operating income (loss)	782	(13,406)

Interest income (expense)	(63)	54

Income (loss) before income taxes	719	(13,352)

Income tax provision	90	60

Net income (loss)	$629	$(13,412)

Basic earnings (loss) per share:

Net income (loss)	$0.02	$(0.38)

Basic shares outstanding	36,198	35,590

Diluted earnings (loss) per share:

Net income (loss)	$0.02	$(0.38)

Diluted shares outstanding	37,183	35,590

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE BALANCE SHEET
(in thousands)

	May 4,	April 28,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$31,009	$21,690
Short-term investments	4,467	6,693
Merchandise inventories	43,044	44,455
Other current assets	13,703	9,077
Total current assets	92,223	81,915

Property, equipment and improvements, net	38,753	52,900

Other assets:
Long-term investments	4,985	5,287
Other	379	168
Total other assets	5,364	5,455

Total assets	$136,340	$140,270

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable(1)	$18,339	$17,172
Accrued liabilities(1)	31,374	24,034
Total current liabilities	49,713	41,206

Other liabilities:
Deferred lease incentives	5,450	9,863
Lease termination fees	—	5,964
Other	4,498	6,840
Total other liabilities	9,948	22,667

Stockholders' equity:
Common stock	461	465
Additional paid-in capital	120,230	117,860
Retained earnings	68,707	70,742
Common stock held in treasury	(112,711)	(112,711)
Accumulated other comprehensive income (loss)	(8)	41
Total stockholders' equity	76,679	76,397

Total liabilities and stockholders' equity	$136,340	$140,270

(1)	Certain prior year amounts have been reclassified to conform to the current year presentation.

CHRISTOPHER & BANKS CORPORATION
UNAUDITED COMPARATIVE STATEMENT OF CASH FLOWS
FOR THE THIRTEEN WEEKS ENDED
MAY 4, 2013 AND APRIL 28, 2012
(in thousands)

	Thirteen Weeks Ended
	May 4,	April 28,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$629	$(13,412)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	3,445	5,031
Impairment of store assets	140	139
Stock-based compensation expense	790	490
Deferred lease related liabilities(1)	(418)	(1,059)
Other	19	(83)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,828)	(1,234)
Increase in merchandise inventories	(340)	(5,000)
(Increase) decrease in prepaid expenses	(1,007)	109
(Increase) decrease in other current assets	(10)	174
Decrease in other assets	3	98
Decrease in accounts payable(1)	(4,247)	(2,294)
Increase (decrease) in accrued liabilities(1)	3,761	(7,363)
Decrease in lease termination fee liabilities	—	(2,068)
Increase in other liabilities	30	3
Net cash provided by (used in) operating activities	967	(26,469)

Cash flows from investing activities:
Purchases of property, equipment and improvements	(1,040)	(1,665)
Proceeds from sale of furniture, fixtures and equipment	—	23
Purchases of investments	(9,460)	—
Sales of investments	—	9,041
Net cash provided by (used in) investing activities	(10,500)	7,399

Cash flows from financing activities:
Exercise of stock options and issuance of restricted stock	4	—
Shares redeemed for payroll taxes	(201)	(22)
Net cash used in financing activities	(197)	(22)

Net decrease in cash and cash equivalents	(9,730)	(19,092)
Cash and cash equivalents at beginning of period	40,739	40,782
Cash and cash equivalents at end of period	$31,009	$21,690

(1)	Certain prior year amounts have been reclassified to conform to the current year presentation.